Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan of Take-Two Interactive Software, Inc. of our reports dated February 25, 2022, with respect to the consolidated financial statements of Zynga Inc. and the effectiveness of internal control over financial reporting of Zynga Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 3, 2022